EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-173253, No. 333-153474, No. 333-130007, No. 333-10178, and No. 333-31813 on Form S-8 of our reports dated March 27, 2014, relating to the consolidated financial statements of The Wet Seal, Inc. and the effectiveness of The Wet Seal, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K of The Wet Seal, Inc. for the year ended February 1, 2014.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, CA
March 27, 2014